Exhibit 99.1

COHEN & COMPANY REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

Board Declares Dividend of $0.20 per Share

Philadelphia and New York, May 1, 2019 — Cohen & Company Inc. (NYSE American: COHN), a financial services firm specializing in fixed income markets, today reported financial results for its first quarter ended March 31, 2019.

Summary Operating Results

	Three Months Ended
($ in thousands)	3/31/19	12/31/18	3/31/18

Total revenues	$11,145	$15,621	$9,338
Compensation and benefits	6,364	6,425	5,194
Non-compensation operating expenses	4,844	6,908	4,504
Operating income	(63)	2,288	(360)
Interest expense, net	(1,859)	(2,282)	(1,819)
Income from equity method affiliates	(8)	—	—
Income (loss) before income tax expense (benefit)	(1,930)	6	(2,179)
Income tax expense (benefit)	(106)	418	(28)
Net income (loss)	(1,824)	(412)	(2,151)
Less: Net income (loss) attributable to the noncontrolling interest	(622)	6	(677)
Net income (loss) attributable to Cohen & Company Inc.	$(1,202)	$(418)	$(1,474)
Fully diluted net income (loss) per share	$(1.06)	$(0.37)	$(1.26)

•                  Revenues during the three months ended March 31, 2019 decreased $4.5 million from the prior quarter and increased $1.8 million from the prior year quarter.

•                  The decrease from the prior quarter was comprised primarily of (i) a decrease of $0.4 million in net trading from lower trading activity primarily in corporates; (ii) a decrease of $2.1 million in new issue and advisory; (iii) a decrease of $2.7 million in asset management due primarily to the successful auction and liquidation of an Alesco CDO in the prior quarter, and the accompanying $3.0 million of subordinated management fees in arrears that were recorded; partially offset by (iv) an increase of $0.8 million in principal transactions due to favorable marks on the Company’s investments in CLO equity and EuroDekania.

•                 The increase from the prior year quarter was comprised primarily of (i) an increase of $2.5 million in net trading from higher trading activity primarily in municipals, corporates, and GCF matched book repo; (ii) an increase of $0.2 million in asset management due primarily to one-time incentive fees from our European accounts in the current quarter; partially offset by (iii) a decrease of $0.7 million in new issue and advisory; (iv) a decrease of $0.1 million in other revenue primarily due to the scheduled termination of our Star Asia revenue share in early 2018; and (v) a decrease of $0.1 million in principal transactions due to less favorable marks on the Company’s investments in CLO equity and other equity investments.

•                  Compensation and benefits expense as a percentage of revenue was 57% for the three months ended March 31, 2019, compared to 41% for the three months ended December 31, 2018, and 56% for the three months ended March 31, 2018. The number of Cohen & Company employees was 88 as of March 31, 2019, compared to 88 as of December 31, 2018, and 92 as of March 31, 2018.

•                 Non-compensation operating expenses during the three months ended March 31, 2019 decreased $2.1 million from the prior quarter and increased $0.3 million from the prior year quarter. The decrease from the prior quarter was primarily due to higher consulting costs in the prior quarter as a result of (i) the successful auction and liquidation of one of the Alesco CDOs that included receipt of $3.0 million of subordinated management fees in arrears, one-third, or $1.0 million, of which were owed to a subadvisor, and (ii) a $1.2 million referral fee due to a consultant related to U.S. insurance origination revenue. The increase from the prior year quarter was primarily related to higher clearing and execution costs and third-party marketing expenses, which are revenue driven.

•                  Interest expense during the three months ended March 31, 2019 decreased $0.4 million from the prior quarter and was comparable to the prior year quarter. The decrease from the prior quarter was primarily due to decreased interest on redeemable financial instruments.

Lester Brafman, Chief Executive Officer of Cohen & Company, said, “Although we continue to make progress executing on our strategic priorities, including the GCF repo, U.S. insurance asset management, and residential transition loan trading businesses, we were disappointed with our overall revenue generation during the first quarter. We continue to believe that these new businesses will help diversify our company and eventually increase revenue across business segments. We were pleased to announce during the quarter that our sponsored special purpose acquisition company, Insurance Acquisition Corp. (NASDAQ: INSUU), raised over $150 million in its initial public offering. Insurance Acquisition Corp. will pursue a business combination over eighteen months from the date of the initial public offering.”

Total Equity and Dividend Declaration

•                  As of March 31, 2019, total equity was $42.7 million, compared to $42.4 million as of December 31, 2018.

•                  The Company’s Board of Directors has declared a dividend of $0.20 per share. The dividend will be payable on June 5, 2019, to stockholders of record on May 22, 2019. The Board of Directors will continue to evaluate the dividend policy each quarter, and future decisions as to whether to pay a dividend may be impacted by quarterly operating results and the Company’s capital needs.

Conference Call

Management will hold a conference call this morning at 10:00 a.m. Eastern Time to discuss these results. The conference call will also be available via webcast. Interested parties can access the webcast by clicking the webcast link on the Company’s website at www.cohenandcompany.com. Those wishing to listen to the conference call with operator assistance can dial (877) 686-9573 (domestic) or (706) 643-6983 (international), participant pass code 1296394, or request the Cohen & Company earnings call.  A replay of the call will be available for two weeks following the call by dialing (800) 585-8367 (domestic) or (404) 537-3406 (international), participant pass code 1296394.

About Cohen & Company

Cohen & Company is a financial services company specializing in fixed income markets. It was founded in 1999 as an investment firm focused on small-cap banking institutions but has grown to provide an expanding range of capital markets and asset management services. Cohen & Company’s operating segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets segment consists of fixed income sales, trading, and matched book repo financing as well as new issue placements in corporate and securitized products, and advisory services, operating primarily through Cohen & Company’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial Limited in Europe. The Asset Management segment manages assets through collateralized debt obligations, managed accounts, and investment funds. As of March 31, 2019, the Company managed approximately $2.8 billion in fixed income assets in a variety of asset classes including US and European trust preferred securities, subordinated debt, and corporate loans. As of March 31, 2019, 83.1% of the Company’s assets under management were in collateralized debt obligations that Cohen & Company manages, which were all securitized prior to 2008. The Principal Investing segment is comprised primarily of investments that we have made for the purpose of earning an investment return rather than investments made to support our trading, matched book repo, or other capital markets business activity. For more information, please visit www.cohenandcompany.com.

Forward-looking Statements

This communication contains certain statements, estimates, and forecasts with respect to future performance and events. These statements, estimates, and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,”  “ might,”  “will,”  “should,” “expect,” “plan,”  “anticipate,”  “believe,”  “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties, and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.cohenandcompany.com/investor-relations/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from new or expanded businesses, (i) unanticipated market closures due to inclement weather or other disasters, (j) losses (whether realized or unrealized) on our principal investments, including on our CLO investments, (k) the possibility that payments to the Company of subordinated management fees from its European CLO will continue to be deferred or will be discontinued, and (l) the possibility that the stockholder rights plan may fail to preserve the value of the Company’s deferred tax assets, whether as a result of the acquisition by a person of 5% of the Company’s common stock or otherwise. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Quarterly Financial Results

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter.  Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods.  As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

COHEN & COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended
	3/31/19	12/31/18	3/31/18
Revenues
Net trading	$8,729	$9,106	$6,191
Asset management	2,002	4,708	1,804
New issue and advisory	—	2,105	696
Principal transactions	350	(466)	449
Other revenue	64	168	198
Total revenues	11,145	15,621	9,338
Operating expenses
Compensation and benefits	6,364	6,425	5,194
Business development, occupancy, equipment	811	759	867
Subscriptions, clearing, and execution	2,273	2,209	1,834
Professional services and other operating	1,679	3,855	1,742
Depreciation and amortization	81	85	61
Total operating expenses	11,208	13,333	9,698

Operating income (loss)	(63)	2,288	(360)

Non-operating income (expense)
Interest expense, net	(1,859)	(2,282)	(1,819)
Income from equity method affiliates	(8)	—	—
Income (loss) before income tax expense (benefit)	(1,930)	6	(2,179)
Income tax expense (benefit)	(106)	418	(28)
Net income (loss)	(1,824)	(412)	(2,151)
Less: Net income (loss) attributable to the noncontrolling interest	(622)	6	(677)
Net income (loss) attributable to Cohen & Company Inc.	$(1,202)	$(418)	$(1,474)

Earnings per share

Basic
Net income (loss) attributable to Cohen & Company Inc.	$(1,202)	$(418)	$(1,474)
Basic shares outstanding	1,133	1,118	1,172
Net income (loss) attributable to Cohen & Company Inc. per share	$(1.06)	$(0.37)	$(1.26)

Fully Diluted
Net income (loss) attributable to Cohen & Company Inc.	$(1,202)	$(418)	$(1,474)
Net income (loss) attributable to the noncontrolling interest	(622)	6	(677)
Income tax and conversion adjustment	53	(206)	7
Enterprise net income (loss)	$(1,771)	$(618)	$(2,144)

Basic shares outstanding	1,133	1,118	1,172
Unrestricted Operating LLC membership units exchangeable into COHN shares	532	532	532
Fully diluted shares outstanding	1,665	1,650	1,704
Fully diluted net income (loss) per share	$(1.06)	$(0.37)	$(1.26)

COHEN & COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2019
	(unaudited)	December 31, 2018
Assets
Cash and cash equivalents	$9,283	$14,106
Receivables from brokers, dealers, and clearing agencies	104,444	129,812
Due from related parties	625	793
Other receivables	8,196	12,072
Investments - trading	285,473	301,235
Other investments, at fair value	9,440	13,768
Receivables under resale agreements	4,510,389	5,171,053
Investment in equity method affilitate	3,767	—
Goodwill	7,992	7,992
Right-of-use asset - operating leases	8,081	—
Other assets	3,637	3,621
Total assets	$4,951,327	$5,654,452

Liabilities
Payables to brokers, dealer, and clearing agencies	$162,951	$201,598
Accounts payable and other liabilities	11,840	11,452
Accrued compensation	1,944	5,254
Trading securities sold, not yet purchased	98,245	120,122
Securities sold under agreements to repurchase	4,560,713	5,210,587
Deferred income taxes	1,903	2,017
Lease liability - operating leases	8,658	—
Redeemable financial instruments	18,679	17,448
Debt	43,658	43,536
Total liabilities	4,908,591	5,612,014

Equity
Voting nonconvertible preferred stock	5	5
Common stock	12	12
Additional paid-in capital	68,689	68,591
Accumulated other comprehensive loss	(916)	(908)
Accumulated deficit	(33,438)	(31,926)
Total stockholders’ equity	34,352	35,774
Noncontrolling interest	8,384	6,664
Total equity	42,736	42,438
Total liabilities and equity	$4,951,327	$5,654,452

Contact:

Investors -	Media -
Cohen & Company Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr.	James Golden or Andrew Squire
Executive Vice President and	212-355-4449
Chief Financial Officer	jgolden@joelefrank.com or asquire@joelefrank.com
215-701-8952
investorrelations@cohenandcompany.com